Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC REPORTS STRONG SECOND QUARTER NET INCOME OF $912 MILLION

AND $1.67 DILUTED EPS

Net Income For First Six Months Up 18 Percent Over First Half 2010

Growth in Customer Relationships Accelerates

PITTSBURGH, July 20, 2011 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported net income of $912 million, or $1.67 per diluted common share, for the second quarter of 2011 compared with net income of $832 million, or $1.57 per diluted common share, for the first quarter of 2011 and net income of $803 million, or $1.47 per diluted common share, for the second quarter of 2010. The company earned net income of $1.7 billion, or $3.24 per diluted common share, for the first six months of 2011 compared with $1.5 billion, or $2.15 per diluted common share, for the first six months of 2010.

“PNC continued to deliver strong results in the second quarter, reflecting our accelerating sales momentum and the value of our franchise,” said James E. Rohr, chairman and chief executive officer. “Our earnings in a soft economy benefited from improving credit quality and exceptional customer revenue growth. We are confident in our ability to execute our business model and growth strategies which are designed to drive shareholder value.”

Income Statement Highlights

•	Strong earnings for the second quarter reflected client sales and revenue momentum and improved credit quality.

•	Net interest income of $2.2 billion and net interest margin of 3.93 percent for the second quarter remained essentially stable with the first quarter.

•	Noninterest income of $1.5 billion for the second quarter remained essentially stable with the first quarter and included excellent results in most client fee income categories.

•	The provision for credit losses of $280 million for the second quarter declined from $421 million in the first quarter as overall credit quality continued to improve.

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PNC Reports Strong Second Quarter Net Income of $912 Million and $1.67 Diluted EPS – Page 2

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Noninterest expense of $2.2 billion increased $106 million compared with the first quarter primarily due to accruals related to legal contingencies, a first quarter reversal of an accrued liability for certain Visa litigation and higher marketing costs.

•	A decline in the effective tax rate to 20.4 percent for the second quarter compared with 27.0 percent for the first quarter was primarily attributable to the reversal of deferred tax liabilities.

Credit Quality Highlights

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Credit quality further improved in the second quarter of 2011. Nonperforming assets declined $459 million, or 9 percent, to $4.5 billion at June 30, 2011 compared with the first quarter. Accruing loans past due decreased 8 percent to $4.1 billion from $4.5 billion at March 31, 2011, and included $2.7 billion of government insured or guaranteed loans at June 30, 2011. Net charge-offs declined 22 percent to $414 million from $533 million in the first quarter. The allowance for loan and lease losses was 120 percent of nonperforming loans as of June 30, 2011 compared with 110 percent at March 31, 2011.

Balance Sheet Highlights

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PNC continued its momentum in acquiring new clients and deepening customer relationships during the second quarter with its innovative products and services, distribution network and cross-sell expertise. Retail banking checking relationships grew organically by 74,000 during the second quarter of 2011 compared with 10,000 during second quarter 2010. Net growth in small business checking relationships during the second quarter was triple that of second quarter 2010. Corporate banking is on track to exceed its goal of adding 1,000 new primary clients in 2011. Asset management sales referrals from PNC’s retail, corporate and commercial bankers for the first half of 2011 were double those in first half 2010.

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Total loans of $150 billion at June 30, 2011 increased $.9 billion compared with March 31, 2011 as a result of growth of $2.0 billion in commercial loans largely from new client acquisition partially offset by declines in commercial real estate and consumer loans. Loans and commitments originated and renewed totaled approximately $38 billion in the second quarter, including $1 billion of small business loans.

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Total deposits were $182 billion at June 30, 2011, relatively unchanged from March 31, 2011. Transaction deposits of $137 billion grew $2.6 billion compared with the first quarter end and $11.4 billion from June 30, 2010. Higher cost retail certificates of deposit continued to decline with a net reduction of 4 percent in the second quarter.

•	PNC’s high quality balance sheet remained core funded with a loans to deposits ratio of 83 percent at June 30, 2011 and a strong liquidity position to support growth.

•	PNC had strong capital levels at June 30, 2011 with a Tier 1 common capital ratio of an estimated 10.5 percent at June 30, 2011, an increase from 10.3 percent at March 31, 2011.

•	PNC successfully completed the acquisition and conversion of 19 branches and $324 million of deposits from BankAtlantic Bancorp, Inc. in the Tampa, Florida area, on June 6, 2011.

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PNC announced on June 20, 2011 that it had signed a definitive agreement to acquire RBC Bank (USA), the U.S. retail banking subsidiary of Royal Bank of Canada. RBC Bank (USA) has approximately $25 billion of assets and 424 branches in North Carolina, Florida, Alabama, Georgia, Virginia and South Carolina. The transaction is expected to add approximately $19 billion of deposits and $16 billion of loans and to close in March 2012, subject to customary closing conditions, including regulatory approvals.

The Consolidated Financial Highlights accompanying this news release include reconciliations of reported to non-GAAP financial measures including a reconciliation of business segment income to income from continuing operations before noncontrolling interests.

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PNC Reports Strong Second Quarter Net Income of $912 Million and $1.67 Diluted EPS – Page 3

CONSOLIDATED REVENUE REVIEW

Total revenue was $3.6 billion for both the second and first quarters of 2011 and $3.9 billion for the second quarter of 2010. Excellent results in most client fee income categories were offset by declines in other noninterest revenue sources in the comparison with the first quarter. The decrease in revenue compared with second quarter 2010 was primarily due to lower net interest income.

Net interest income of $2.2 billion for the second quarter of 2011 remained stable with the first quarter and declined from $2.4 billion in the second quarter of 2010. The net interest margin also remained stable at 3.93 percent for the second quarter compared with 3.94 percent for the first quarter and decreased from 4.35 percent in the second quarter of 2010. In the linked quarter comparison, a decline in the yield on interest–earning assets in the low interest rate environment was partially offset by the benefit of higher noninterest-bearing deposits. The decrease in net interest income and the net interest margin compared with the second quarter of 2010 was primarily attributable to a lower yield on earning assets resulting from lower purchase accounting accretion.

Noninterest income was $1.5 billion for both the second and first quarters of 2011 and for the second quarter of 2010. Client fee income grew in the linked quarter comparison. Asset management fees increased $25 million, or 10 percent, over the first quarter reflecting higher earnings recognized on the BlackRock investment, higher asset values and new clients. Consumer service fees grew $22 million, or 7 percent, compared with the first quarter due to higher volumes of customer-initiated transactions including debit and credit cards and merchant services. Corporate service fees increased $11 million to $228 million compared with the linked quarter reflecting strong capital markets activity partially offset by higher commercial mortgage servicing rights amortization costs due to changes in interest rates and prepayments. Service charges on deposits increased $8 million, or 7 percent, compared with the first quarter largely from higher transaction volumes. Residential mortgage revenue declined $32 million to $163 million compared with the linked quarter primarily as a result of lower loan sales revenue and lower net hedging gains on mortgage servicing rights. Other noninterest income of $266 million for the second quarter decreased $77 million compared with the first quarter largely due to first quarter recoveries on insurance claims and lower results from private equity and alternative investments. Net gains on sales of securities were $82 million in the second quarter of 2011 compared with $37 million in the first quarter. The increase was primarily due to opportunities in the low interest rate environment to sell residential mortgage-backed securities, mainly agency-backed.

Noninterest income in the second quarter of 2011 decreased $25 million compared with the second quarter of 2010 primarily as a result of lower service charges on deposits from the impact of Regulation E rules pertaining to overdraft fees partially offset by higher asset management fees.

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PNC Reports Strong Second Quarter Net Income of $912 Million and $1.67 Diluted EPS – Page 4

CONSOLIDATED EXPENSE REVIEW

Noninterest expense for the second quarter was $2.2 billion compared with $2.1 billion for the first quarter of 2011 and $2.0 billion in the second quarter of 2010. The linked quarter increase of $106 million primarily resulted from a charge of approximately $40 million related to accruals for legal contingencies primarily associated with pending lawsuits offset in part by anticipated insurance recoveries, the impact of a first quarter reversal of a portion of an indemnification liability for certain Visa litigation of $38 million, and higher marketing costs associated with new product launches. Noninterest expense increased $174 million compared with the year ago quarter primarily due to the impact of second quarter 2010 benefits from the reversal of certain accrued liabilities, with $73 million associated with a franchise tax settlement and $47 million associated with certain Visa litigation. PNC remains focused on disciplined expense management while continuing to invest in its businesses.

The effective tax rate was 20.4 percent for the second quarter of 2011 compared with 27.0 percent for the first quarter. The decline was primarily attributable to a $54 million benefit, or $.10 per diluted common share, related to the reversal of deferred tax liabilities associated with adjustments to the tax basis of an asset.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $263 billion at June 30, 2011 compared with $259 billion at March 31, 2011 and $262 billion at June 30, 2010. The increase compared with the first quarter end was primarily attributable to higher interest-earning deposits with banks and loan growth partially offset by lower investment securities. The increase from June 30, 2010 resulted from higher investment securities somewhat offset by lower loans.

Loans were $150 billion at June 30, 2011 compared with $149 billion at March 31, 2011 and $154 billion at June 30, 2010. Commercial loans grew by $2.0 billion during the second quarter from new client acquisition and higher utilization rates. Commercial real estate loans further decreased by $.8 billion during the quarter. Consumer loans declined by $.3 billion linked quarter primarily from the continued run-off of residential mortgage loans and home equity loans mainly in the distressed assets portfolio and lower education loans partially offset by higher indirect auto loans. Average loans of $150 billion for the second quarter declined $.2 billion compared with the first quarter. Growth in average commercial loans of $1.6 billion, or 3 percent, was more than offset by a decline in average commercial real estate loans of $.8 billion and a decline in average consumer loans, including a $.5 billion decrease in average residential real estate loans. In the comparison with the second quarter of 2010, average loans decreased $5.0 billion, or 3 percent, due to loan repayments, dispositions and net charge-offs and the impact of soft consumer loan demand. Total loan originations and new commitments and renewals were approximately $38 billion for the second quarter of 2011 compared with $28 billion for the first quarter of 2011 and $38 billion for the second quarter of 2010.

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PNC Reports Strong Second Quarter Net Income of $912 Million and $1.67 Diluted EPS – Page 5

Investment securities at June 30, 2011 were $59.4 billion compared with $61.0 billion at March 31, 2011 and $53.7 billion at June 30, 2010. The decline from first quarter end was due to net portfolio sales activity in the second quarter’s low interest rate environment related to residential mortgage-backed securities, primarily agency-backed, and due to principal payments. Average investment securities were $58.5 billion for the second quarter of 2011, a decline of $3.6 billion compared with the first quarter and an increase of $3.1 billion compared with the second quarter of 2010. The linked quarter decrease resulted from net sales activity and principal payments. The increase compared with second quarter 2010 reflected net investments of excess liquidity in high quality securities, primarily agency residential mortgage-backed securities, somewhat offset by principal payments. At June 30, 2011, the available for sale investment securities balance included a net unrealized pretax loss of $.2 billion representing the difference between fair value and amortized cost compared with a net unrealized pretax loss of $.6 billion at March 31, 2011 and $.7 billion at June 30, 2010. The improvement in the net unrealized pretax loss was due to lower market interest rates and, in the comparison with a year ago, improved liquidity in non-agency residential and commercial mortgage-backed securities markets.

Interest-earning deposits with banks increased by $3.1 billion to $4.5 billion as of June 30, 2011 compared with March 31, 2011 primarily due to increased funds on deposit with the Federal Reserve.

Deposits were $181.9 billion at June 30, 2011 compared with $182.0 billion at March 31, 2011 and $178.8 billion at June 30, 2010. Average deposits of $180.8 billion for the second quarter of 2011 were even with the first quarter and declined $1.5 billion compared with the second quarter of 2010. In the linked quarter comparison, growth in average transaction deposits of $2.6 billion, or 2 percent, and average savings deposits was offset by a decline in average retail certificates of deposit of $1.4 billion, or 4 percent, and a $1.6 billion decrease in time deposits in foreign offices. In the comparison with the second quarter of 2010, average transaction deposits grew $7.3 billion, or 6 percent, and average retail certificates of deposit decreased $8.6 billion, or 20 percent. The ongoing planned reduction of higher-cost and primarily nonrelationship certificates of deposit is part of PNC’s overall deposit strategy that is focused on growing demand and other transaction deposits as the cornerstone products of customer relationships and a lower-cost, stable funding source.

Borrowed funds were $35.2 billion at June 30, 2011 compared with $35.0 billion at March 31, 2011 and $40.4 billion at June 30, 2010. Average borrowed funds were $35.0 billion for the second quarter of 2011, $38.4 billion for the first quarter and $41.2 billion for the second quarter of 2010. The decrease in average borrowed funds compared with the first quarter resulted from lower short-term funding instruments including federal funds purchased and repurchase agreements and maturities of bank notes and senior debt and subordinated debt. Lower borrowed funds compared with the second quarter of 2010 were primarily related to maturities of Federal Home Loan Bank borrowings, bank notes and senior debt, and subordinated debt.

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PNC Reports Strong Second Quarter Net Income of $912 Million and $1.67 Diluted EPS – Page 6

PNC had strong capital levels and ratios at June 30, 2011. Common shareholders’ equity increased to $31.6 billion at June 30, 2011 compared with $30.5 billion at March 31, 2011 and $27.7 billion at June 30, 2010. The Tier 1 common capital ratio increased to an estimated 10.5 percent at June 30, 2011 from 10.3 percent at March 31, 2011 and 8.3 percent at June 30, 2010. The Tier 1 risk-based capital ratio increased to an estimated 12.8 percent at June 30, 2011 from 12.6 percent at March 31, 2011 and 10.7 percent at June 30, 2010. The increases in common shareholders’ equity and both ratios were primarily attributable to retention of earnings.

The PNC board of directors recently declared a quarterly common stock cash dividend of 35 cents per share payable on August 5, 2011. During the second quarter, the quarterly cash dividend on common stock payable on May 5, 2011 was increased from first quarter by 25 cents to 35 cents per share. PNC did not actively engage in share repurchase activity in the first six months of 2011 and 24.7 million shares remained available as of June 30, 2011 under its share repurchase program.

CREDIT QUALITY REVIEW

Credit quality continued to improve in the second quarter of 2011. Nonperforming assets declined by $459 million, or 9 percent, to $4.5 billion at June 30, 2011 compared with March 31, 2011 and decreased $1.3 billion, or 22 percent, from $5.7 billion at June 30, 2010. The decrease from first quarter was primarily due to lower commercial and commercial real estate nonperforming loans. The decline from a year ago reflected lower commercial, commercial real estate and residential real estate nonperforming loans. Nonperforming loans declined to $3.9 billion as of June 30, 2011 from $4.3 billion as of March 31, 2011 and $5.1 billion at June 30, 2010. Nonperforming assets to total assets were 1.70 percent at June 30, 2011 compared with 1.90 percent at March 31, 2011 and 2.19 percent at June 30, 2010.

Delinquencies improved in the second quarter of 2011 by $369 million, or 8 percent, compared with the first quarter. Accruing loans past due 90 days or more remained stable at $2.6 billion as of both June 30, 2011 and March 31, 2011, and included government insured or guaranteed loans, primarily residential mortgages, totaling $2.2 billion at both June 30, 2011 and March 31, 2011. Accruing loans past due 60 to 89 days of $553 million at June 30, 2011 declined $23 million from March 31, 2011. Accruing loans past due 30 to 59 days were $945 million at June 30, 2011 compared with $1.3 billion at March 31, 2011, a decrease of 27 percent, related to improving commercial real estate, equipment lease financing and commercial loans. Net charge-offs for the second quarter of 2011 declined to $414 million, or 1.11 percent of average loans on an annualized basis, compared with $533 million, or 1.44 percent, for the first quarter of 2011 and $840 million, or 2.18 percent, for the second quarter of 2010. Net charge-offs decreased in the linked quarter comparison primarily due to a decline in commercial real estate loan net charge-offs and lower home equity loan net charge-offs. The provision for credit losses was $280 million for the second quarter of 2011, $421 million for the first quarter of 2011 and $823 million for the second quarter of 2010. The decreases were driven by overall credit quality improvement and continuation of actions to reduce exposure levels.

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PNC Reports Strong Second Quarter Net Income of $912 Million and $1.67 Diluted EPS – Page 7

The allowance for loan and lease losses was $4.6 billion at June 30, 2011, $4.8 billion at March 31, 2011 and $5.3 billion at June 30, 2010. The allowance for loan and lease losses to total loans was 3.08 percent at June 30, 2011, 3.19 percent at March 31, 2011 and 3.46 percent at June 30, 2010. The decrease in the allowance compared with a year ago primarily resulted from improving credit quality trends in the past year. The allowance to nonperforming loans was 120 percent at June 30, 2011 compared with 110 percent at March 31, 2011 and 104 percent at June 30, 2010.

BUSINESS SEGMENT RESULTS

Retail Banking

Retail Banking earned $44 million for the second quarter of 2011 compared with a loss of $18 million for the first quarter of 2011 and earnings of $80 million for second quarter 2010. Higher earnings in the linked quarter comparison were driven by a lower provision for credit losses and an increase in customer fees partially offset by an increase in noninterest expense. The decrease from the prior year second quarter was a result of lower revenue from the impact of Regulation E rules related to overdraft fees, lower net interest income and higher noninterest expense somewhat offset by a lower provision for credit losses and higher consumer service fees.

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Checking relationships grew by 74,000 during the second quarter of 2011 exclusive of the BankAtlantic acquisition which added an additional 32,000 checking relationships. Net growth in small business checking relationships during the second quarter was triple that of second quarter 2010. Active online banking and active online bill payment customers each grew by 20 percent, excluding the impact of BankAtlantic, over second quarter 2010.

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Success in implementing Retail Banking’s deposit strategy resulted in growth in average deposits of $.9 billion during the second quarter compared with the first quarter. Average transaction deposits grew $1.7 billion, or 2 percent, compared with the first quarter and $3.6 billion, or 5 percent, compared with the prior year second quarter. This growth was partially offset by planned run-off of higher rate certificate of deposit balances, net of retention of customer relationships. Average certificates of deposit declined $8.3 billion, or 20 percent, compared with the second quarter of 2010. Continued decline in certificates of deposit is expected throughout 2011. Retail Banking added approximately $280 million in deposits in the June 2011 acquisition from BankAtlantic.

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Average loans declined $.5 billion, or 1 percent, from the first quarter of 2011 and $.9 billion, or 2 percent, compared with second quarter 2010. In both comparisons, decreases in commercial, home equity and residential mortgage loans were partially offset by growth in indirect auto loans and, in the comparison with second quarter 2010, higher education loans. Loan originations have increased, but not to levels that outpace loan paydowns and net charge-offs.

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Net interest income for the second quarter of 2011 decreased $8 million, or 1 percent, compared with the first quarter and $69 million, or 8 percent, compared with the second quarter of 2010. The declines were primarily driven by lower average loan balances and lower interest credits assigned to deposits in the continued low interest rate environment.

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PNC Reports Strong Second Quarter Net Income of $912 Million and $1.67 Diluted EPS – Page 8

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Noninterest income increased $32 million, or 7 percent, compared with the first quarter and decreased $49 million, or 10 percent, from the second quarter of 2010. The linked quarter increase reflected higher volumes of customer-initiated transactions, including debit and credit cards and merchant services. In the year-over-year quarter comparison, noninterest income declined due to lower overdraft fees resulting from the impact of Regulation E rules partially offset by a higher volume of transaction-related fees.

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Noninterest expense for the second quarter increased $20 million, or 2 percent, from the first quarter and $27 million, or 3 percent, over the second quarter of 2010. In both comparisons, the increase resulted from higher new product marketing expense and investments in the business partially offset by lower FDIC expense.

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Net charge-offs were $223 million for the second quarter compared with $257 million in the first quarter and $298 million in second quarter 2010. Provision for credit losses was $180 million for the second quarter of 2011 compared with $276 million in the first quarter and $280 million in the second quarter of 2010. The decrease in the provision compared with the first quarter was primarily due to signs of improved credit quality within several loan portfolios.

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PNC’s expansive branch footprint covers nearly one-third of the U.S. population in 15 states and Washington, D.C. with a network of 2,459 branches and 6,707 ATMs at June 30, 2011. In the second quarter of 2011, PNC acquired 19 branches from BankAtlantic, opened 5 traditional and 3 in-store branches and consolidated 14 branches. The planned acquisition of RBC Bank (USA) in March 2012 is expected to add 424 banking locations and expand PNC’s footprint to 19 states and over 2,800 branches.

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For 2011, Retail Banking revenue will decline compared with 2010 from the impact of the rules set forth in Regulation E related to overdraft fees and the limits related to interchange rates on debit card transactions. The incremental negative impact of these two aspects of regulatory reform on fees is estimated to be approximately $300 million in 2011 compared with 2010. These estimates do not include any additional financial impact of other or additional regulatory requirements.

Corporate & Institutional Banking

Corporate & Institutional Banking earned $448 million in the second quarter of 2011 compared with $432 million in the first quarter of 2011 and $448 million in the second quarter of 2010. Higher earnings in the linked quarter comparison reflected an increase in net interest income and noninterest income partially offset by a higher provision for credit losses. While earnings were flat in the comparison with second quarter 2010, lower net interest income and higher noninterest expense were offset by a lower provision for credit losses and higher noninterest income.

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Overall results benefited from successful sales efforts to new clients and product penetration of the existing customer base. New client acquisitions in corporate banking were on pace to exceed the 1,000 new primary client goal for the year and increased 19 percent over the first quarter of 2011 and 26 percent over the second quarter of 2010. Sales of treasury management and capital markets products to customers in PNC’s western markets continued to be successful and were ahead of both target and first half 2010 levels.

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Net interest income for the second quarter of 2011 of $848 million increased $49 million compared with the first quarter of 2011 and declined $86 million compared with the second quarter of 2010. The increase from the linked quarter was primarily due to higher average loans and related loan fees. The decline in the comparison with the prior year quarter was mainly a result of lower purchase accounting accretion and lower interest credits assigned to deposits which more than offset increases in average loans and deposits and improved loan spreads.

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PNC Reports Strong Second Quarter Net Income of $912 Million and $1.67 Diluted EPS – Page 9

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Corporate service fees of $197 million for the second quarter of 2011 increased $10 million compared with the first quarter and declined $40 million compared with the second quarter of 2010. An increase in capital markets activity drove the linked quarter increase. Both comparisons were impacted by a decline in commercial mortgage banking income due to changes in interest rates and prepayments as reflected in higher amortization and impairment costs.

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Other noninterest income of $135 million in the second quarter of 2011 increased $23 million compared with the first quarter and $76 million compared with the second quarter of 2010. Both comparisons benefited from higher capital markets activity. The increase from the prior year quarter was also attributable to improved valuations on the commercial mortgage held-for-sale portfolio and client-related trading positions.

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Noninterest expense of $443 million in the second quarter of 2011 decreased $2 million compared with the first quarter and increased $21 million from second quarter 2010. The increase from the prior year quarter was due to higher compensation-related costs.

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Net charge-offs for the second quarter of 2011 decreased to $85 million compared with $153 million in first quarter 2011 and $243 million in the second quarter of 2010. Net charge-offs declined across all portfolios in the linked quarter comparison, particularly in the equipment lease financing and commercial real estate portfolios, which also drove the decline from second quarter 2010. Nonperforming assets declined for the fifth consecutive quarter.

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Provision for credit losses was $31 million for the second quarter of 2011 compared with a benefit of $30 million in the first quarter and a provision of $97 million in the second quarter of 2010. The increase from the first quarter was due to higher loan and commitment levels. The year-over-year second quarter decline reflected overall improvement in portfolio credit quality partially offset by higher loans and commitments.

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Average loans were $65 billion for the second quarter of 2011 compared with $64 billion in both the first quarter of 2011 and second quarter of 2010. Loan growth in the linked quarter was primarily in commercial loans and asset-based lending due to new client activity and higher utilization.

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Average deposits of $47 billion in the second quarter of 2011 increased $1.3 billion, or 3 percent, from the first quarter and $4.3 billion, or 10 percent, from the prior year second quarter. Deposit inflows continued as customers moved balances into noninterest-bearing demand deposits to maintain liquidity. Deposits related to commercial mortgage servicing activities also contributed to the linked quarter increase.

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The commercial mortgage servicing portfolio was $268 billion as of June 30, 2011, $266 billion at March 31, 2011 and $265 billion at June 30, 2010. The increase was largely the result of purchased servicing net of portfolio run-off.

Asset Management Group

Asset Management Group earned $48 million in the second quarter of 2011 compared with $43 million in the first quarter of 2011 and $27 million in the second quarter of 2010. Assets under administration were $219 billion as of June 30, 2011. Higher earnings for the quarter were driven by a benefit from the provision for credit losses and growth in noninterest income partially offset by an increase in noninterest expense in both comparisons. Overall second quarter results benefited from strong sales and significant referrals from other PNC lines of business.

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PNC Reports Strong Second Quarter Net Income of $912 Million and $1.67 Diluted EPS – Page 10

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Assets under administration were $219 billion at June 30, 2011, consistent with March 31, 2011 and $20 billion, or 10 percent, higher than June 30, 2010. Discretionary assets under management were $109 billion at June 30, 2011 compared with $110 billion at March 31, 2011 and $99 billion at June 30, 2010. The year-over-year quarter growth was driven by higher equity markets, strong sales performance and client retention.

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Noninterest income of $167 million for the second quarter increased $5 million, or 3 percent, compared with the linked quarter and $12 million, or 8 percent, in the prior year quarter comparison. The increases were attributable to higher asset values from stronger equity markets in the comparison with second quarter 2010 and new client acquisition.

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Net interest income was $59 million for the second quarter of 2011 compared with $60 million in the first quarter and $62 million in the second quarter of 2010. The decreases were due to lower loan yields and lower interest credits assigned to deposits reflective of the current low rate environment.

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Noninterest expense of $168 million in the second quarter of 2011 increased $8 million, or 5 percent, compared with both first quarter 2011 and second quarter 2010. The increases resulted from investments in the business and higher compensation-related costs.

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Credit quality indicators continued to improve and net charge-offs for second quarter 2011 were minimal. Provision for credit losses was a benefit of $18 million in the second quarter compared with a benefit of $6 million in the first quarter and a provision of $14 million in the second quarter of 2010.

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Average deposits for the quarter of $7.6 billion decreased $145 million, or 2 percent, compared with the first quarter due to run-off of higher rate certificates of deposit and other deposits. Deposits increased $549 million, or 8 percent, in the comparison with second quarter 2010 as growth in transaction deposits exceeded the strategic run-off of higher rate certificates of deposit. Average loan balances of $6.1 billion decreased $203 million, or 3 percent, compared with the linked quarter and $271 million, or 4 percent, from the prior year second quarter primarily due to planned exits and soft loan demand in the current economy.

Residential Mortgage Banking

Residential Mortgage Banking earned $55 million in the second quarter of 2011 compared with $71 million in the first quarter of 2011 and $91 million in the second quarter of 2010. Earnings decreased from the first quarter mainly due to lower loan sales revenue. The decline in earnings from the prior year second quarter primarily resulted from higher noninterest expense and lower net interest income.

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Total loan originations were $2.6 billion for the second quarter of 2011 compared with $3.2 billion in the first quarter of 2011 and $2.3 billion in the second quarter of 2010. The linked quarter decrease was driven by a reduction in refinance volume partially offset by an increase in purchase loan originations. The increase from the prior year quarter resulted from higher refinance volume in second quarter 2011. Loan applications were up 23 percent linked quarter as higher purchase loan applications more than offset the reduction in refinance applications. Loans continue to be originated primarily through direct channels under FNMA, FHLMC and FHA/VA agency guidelines.

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PNC Reports Strong Second Quarter Net Income of $912 Million and $1.67 Diluted EPS – Page 11

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Residential mortgage loans serviced for others totaled $125 billion at June 30, 2011 compared with $127 billion at March 31, 2011 and $137 billion at June 30, 2010. Payoffs continued to outpace new loan production.

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Noninterest income was $172 million in the second quarter of 2011 compared with $202 million in the first quarter of 2011 and $182 million in the second quarter of 2010. The linked quarter decrease reflected lower loan sales revenue and lower net hedging gains on mortgage servicing rights partially offset by higher servicing fees. The year-over-year second quarter decrease resulted from lower net hedging gains on mortgage servicing rights and lower servicing fees somewhat offset by higher loan sales revenue driven by higher loan origination volume.

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Net interest income was $47 million in the second quarter of 2011 compared with $56 million in the first quarter of 2011 and $70 million in the second quarter of 2010. The decrease compared with the first quarter largely resulted from a lower balance of loans held for sale. The year-over-year quarter decrease was primarily due to lower interest earned on escrow deposits.

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The provision for credit losses was a benefit of $8 million in the second quarter compared with an $8 million provision in the first quarter of 2011 and a benefit of $8 million in the second quarter of 2010.

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Noninterest expense was $140 million in the second quarter of 2011 compared with $137 million in the first quarter and $109 million in the second quarter of 2010. The linked quarter increase included higher foreclosure-related expenses. The increase from second quarter 2010 was driven by an increase in foreclosure-related expenses and higher production expenses on a higher loan origination volume.

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The fair value of mortgage servicing rights was $1.0 billion at June 30, 2011 compared with $1.1 billion at March 31, 2011 and $1.0 billion at June 30, 2010. The decline in fair value from the first quarter was primarily due to lower mortgage rates.

Distressed Assets Portfolio

Distressed Assets Portfolio segment had earnings of $84 million for the second quarter of 2011 compared with $25 million in the first quarter of 2011 and a loss of $79 million for the second quarter of 2010. The increase in earnings compared with the linked quarter was due to a lower provision for credit losses and higher net interest income. The increase in the year-over-year second quarter comparison resulted from a lower provision for loan losses and lower noninterest expense partially offset by a decline in net interest income.

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Average loans were $14 billion for the second quarter of 2011, a decline of $.6 billion from the first quarter of 2011 and $4.1 billion from the second quarter of 2010. The decreases were due to portfolio management activities including paydowns, loan sales and net charge-offs.

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Net interest income was $257 million for the second quarter compared with $236 million for the first quarter of 2011 and $348 million for the second quarter of 2010. The increase over the linked quarter was due to higher purchase accounting accretion on recoveries of commercial loans. The decrease from the prior year quarter reflected lower loan balances, both impaired and unimpaired.

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Noninterest income was $13 million in the second quarter of 2011 compared with $9 million in the first quarter and $10 million in the second quarter of 2010. The increase in both comparisons was due to insurance receipts on nonprime loan defaults.

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PNC Reports Strong Second Quarter Net Income of $912 Million and $1.67 Diluted EPS – Page 12

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Noninterest expense for the second quarter was $56 million compared with $53 million in the first quarter of 2011 and $75 million in the second quarter of 2010. The year-over-year second quarter decline was driven by lower other real estate owned costs.

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Net charge-offs were $96 million for the second quarter compared with $123 million for the first quarter of 2011 and $276 million for the second quarter of 2010. The decrease in the linked quarter comparison was primarily due to lower net charge-offs on the construction loan portfolio. The prior year second quarter decline was a result of net charge-offs taken in second quarter 2010 related to sales of residential mortgage and brokered home equity loans and a decrease in net charge-offs on the construction and mortgage portfolios.

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The provision for credit losses was $81 million in the second quarter of 2011 compared with $152 million in the first quarter and $404 million in second quarter of 2010. Credit quality improvements across all portfolios benefited both comparisons. Delinquencies in the consumer portfolio improved from the first quarter of 2011.

•

Loans in this segment require special servicing and management oversight given current loan performance and market conditions. Accordingly, the business activities of this segment are focused on maximizing value within a defined risk profile. This includes selling assets when the terms and conditions are appropriate to reduce future credit and servicing costs.

Other, Including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, asset and liability management activities, including net securities gains or losses, other-than-temporary impairment of debt securities and certain trading activities, equity management activities, integration costs, exited businesses, differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles, most corporate overhead and intercompany eliminations. Results of operations for PNC Global Investment Servicing are presented as income from discontinued operations, net of taxes, through June 30, 2010. The sale of PNC Global Investment Servicing was completed on July 1, 2010 and the after-tax gain on the sale is reflected in discontinued operations for third quarter 2010. Business segment results are presented on the basis of continuing operations before noncontrolling interests.

PNC recorded earnings of $233 million in “Other, including BlackRock” for the second quarter of 2011 compared with $279 million for the first quarter of 2011 and $214 million for the second quarter of 2010. Second quarter 2011 earnings declined from the first quarter primarily due to accruals related to legal contingencies, the impact of a first quarter reversal of a portion of an indemnification liability for certain Visa litigation, first quarter recoveries on insurance claims, and lower second quarter results from private equity and alternative investments partially offset by the benefit of a lower second quarter effective tax rate, higher net gains on sales of securities net of other-than-temporary impairments and higher earnings reported by BlackRock. The increase in earnings from the second quarter of 2010 primarily reflected the impact of integration costs incurred in 2010 and the benefit of the lower effective tax rate somewhat offset by second quarter 2010 benefits from the reversal of certain accrued liabilities associated with a franchise tax settlement and certain Visa litigation.

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PNC Reports Strong Second Quarter Net Income of $912 Million and $1.67 Diluted EPS – Page 13

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Executive Vice President and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 8:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (888) 942-8515 or (210) 234-0067 (international), conference ID PNC, and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s second quarter 2011 earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (866) 373-1984 or (203) 369-0260 (international), conference ID 5723, and a replay of the audio webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management.

[TABULAR MATERIAL FOLLOWS]

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The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended			Six months ended
	June 30 2011	March 31 2011	June 30 2010	June 30 2011	June 30 2010
FINANCIAL RESULTS
Dollars in millions, except per share data
Revenue
Net interest income	$2,150	$2,176	$2,435	$4,326	$4,814
Noninterest income	1,452	1,455	1,477	2,907	2,861

Total revenue	3,602	3,631	3,912	7,233	7,675
Noninterest expense	2,176	2,070	2,002	4,246	4,115

Pretax, pre-provision earnings from continuing operations (a)	1,426	1,561	1,910	2,987	3,560
Provision for credit losses	280	421	823	701	1,574

Income from continuing operations before income taxes and noncontrolling interests (pretax earnings)	$1,146	$1,140	$1,087	$2,286	$1,986

Income from continuing operations before noncontrolling interests (b)	$912	$832	$781	$1,744	$1,429

Income from discontinued operations, net of income taxes (c)			22		45

Net income	$912	$832	$803	$1,744	$1,474

Less:
Net income (loss) attributable to noncontrolling interests	(1)	(5)	(9)	(6)	(14)
Preferred stock dividends, including TARP (d)	24	4	25	28	118
Preferred stock discount accretion and redemptions, including redemption of TARP preferred stock discount accretion (d)	1		1	1	251

Net income attributable to common shareholders (d)	$888	$833	$786	$1,721	$1,119

Diluted earnings per common share
Continuing operations	$1.67	$1.57	$1.43	$3.24	$2.06
Discontinued operations (c)			.04		.09

Net income	$1.67	$1.57	$1.47	$3.24	$2.15

Cash dividends declared per common share	$.35	$.10	$.10	$.45	$.20

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation, which we believe is more meaningful to readers of our consolidated financial statements.

(a)	We believe that pretax, pre-provision earnings from continuing operations, a non-GAAP measure, is useful as a tool to help evaluate our ability to provide for credit costs through operations.
(b)	See page 15 for a reconciliation of business segment income to income from continuing operations before noncontrolling interests.
(c)	Includes results of operations for PNC Global Investment Servicing Inc. (GIS). We sold GIS effective July 1, 2010.
(d)	We redeemed the Series N (TARP) Preferred Stock on February 10, 2010. In connection with the redemption, we accelerated the accretion of the remaining issuance discount on the Series N Preferred Stock and recorded a corresponding reduction in retained earnings of $250 million in the first quarter of 2010. This resulted in a one-time, noncash reduction in net income attributable to common shareholders and related basic and diluted earnings per share. The impact on diluted earnings per share was $.49 for the six months ended June 30, 2010. Total dividends declared during the first six months of 2010 included $89 million on the Series N Preferred Stock.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended			Six months ended
	June 30 2011	March 31 2011	June 30 2010	June 30 2011	June 30 2010
PERFORMANCE RATIOS
Net interest margin (a)	3.93%	3.94%	4.35%	3.93%	4.29%
Provision-adjusted net interest margin (b)	3.42	3.18	2.88	3.29	2.88
Noninterest income to total revenue (c)	40	40	38	40	37
Efficiency (d)	60	57	51	59	54
Return on:
Average common shareholders’ equity	11.44	11.12	11.52	11.29	8.63
Average assets	1.40	1.29	1.22	1.34	1.12

BUSINESS SEGMENT INCOME (LOSS) (e) (f) In millions

Retail Banking	$44	$(18)	$80	$26	$104
Corporate & Institutional Banking (g)	448	432	448	880	816
Asset Management Group	48	43	27	91	66
Residential Mortgage Banking	55	71	91	126	169
Distressed Assets Portfolio	84	25	(79)	109	(6)
Other, including BlackRock (f) (h)	233	279	214	512	280

Income from continuing operations before noncontrolling interests	$912	$832	$781	$1,744	$1,429

(a)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended June 30, 2011, March 31, 2011, and June 30, 2010 were $25 million, $24 million, and $19 million, respectively. The taxable-equivalent adjustments to net interest income for the six months ended June 30, 2011 and June 30, 2010 were $49 million and $37 million, respectively.
(b)	A reconciliation of net interest margin to provision-adjusted net interest margin follows. We believe that provision-adjusted net interest margin, a non-GAAP measure, is useful as a tool to help evaluate the amount of credit related risk associated with interest-earning assets.

	Three months ended			Six months ended
	June 30 2011	March 31 2011	June 30 2010	June 30 2011	June 30 2010
Net interest margin, as reported	3.93%	3.94%	4.35%	3.93%	4.29%
Less: provision adjustment	.51	.76	1.47	.64	1.41

Provision-adjusted net interest margin	3.42%	3.18%	2.88%	3.29%	2.88%

The adjustment represents annualized provision for credit losses divided by average interest-earning assets.

(c)	Calculated as noninterest income divided by total revenue.
(d)	Calculated as noninterest expense divided by total revenue.
(e)	Our business information is presented based on our management accounting practices and our management structure. We refine our methodologies from time to time as our management accounting practices are enhanced and our business and management structure change. Certain prior period amounts have been reclassified to reflect current methodologies and our current business and management structure. We have revised certain capital allocations among our business segments, including amounts for prior periods. PNC’s total capital did not change as a result of these adjustments for any periods presented. Amounts are presented on a continuing operations before noncontrolling interests basis and therefore exclude the earnings attributable to GIS, which we sold effective July 1, 2010.
(f)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our second quarter 2011 Form 10-Q will include additional information regarding BlackRock.
(g)	We consider a corporate banking primary client to be a corporate banking client relationship with annual revenue generation of $50,000 or more or, within corporate banking, a commercial banking client relationship with annual revenue generation of $10,000 or more.
(h)	Includes earnings and gains or losses related to PNC’s equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as gains or losses related to BlackRock transactions, integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of debt securities and certain trading activities, exited businesses, equity management activities, alternative investments, intercompany eliminations, most corporate overhead, and differences between business segment performance reporting and financial statement reporting (GAAP).

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	June 30 2011	March 31 2011	June 30 2010
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$263,117	$259,378	$261,695
Loans (a) (b)	150,319	149,387	154,342
Allowance for loan and lease losses (a)	4,627	4,759	5,336
Interest-earning deposits with banks (a)	4,508	1,359	5,028
Investment securities (a)	59,414	60,992	53,717
Loans held for sale (b)	2,679	2,980	2,756
Goodwill and other intangible assets	10,594	10,764	12,138
Equity investments (a)	9,776	9,595	10,159

Noninterest-bearing deposits	52,683	48,707	44,312
Interest-bearing deposits	129,208	133,283	134,487
Total deposits	181,891	181,990	178,799
Transaction deposits	137,109	134,516	125,712
Borrowed funds (a)	35,176	34,996	40,427
Shareholders’ equity	32,235	31,132	28,377
Common shareholders’ equity	31,588	30,485	27,725
Accumulated other comprehensive income (loss)	69	(309)	(442)

Book value per common share	60.02	58.01	52.77
Common shares outstanding (millions)	526	526	525
Loans to deposits	83%	82%	86%

ASSETS UNDER ADMINISTRATION (billions)
Discretionary assets under management	$109	$110	$99
Nondiscretionary assets under administration	110	109	100
Total assets under administration	219	219	199

CAPITAL RATIOS
Tier 1 common (c)	10.5%	10.3%	8.3%
Tier 1 risk-based (c)	12.8	12.6	10.7
Total risk-based (c)	16.2	16.2	14.3
Leverage (c)	10.9	10.6	9.1
Common shareholders’ equity to assets	12.0	11.8	10.6

ASSET QUALITY RATIOS
Nonperforming loans to total loans	2.57%	2.88%	3.31%
Nonperforming assets to total loans, OREO and foreclosed assets	2.97	3.29	3.70
Nonperforming assets to total assets	1.70	1.90	2.19
Net charge-offs to average loans (for the three months ended) (annualized)	1.11	1.44	2.18
Allowance for loan and lease losses to total loans	3.08	3.19	3.46
Allowance for loan and lease losses to nonperforming loans (d)	120	110	104

(a)	Amounts include consolidated variable interest entities. Our first quarter 2011 Form 10-Q included, and our second quarter 2011 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items. Also includes our equity interest in BlackRock under Equity investments.
(b)	Amounts include assets for which we have elected the fair value option. Our first quarter 2011 Form 10-Q included, and our second quarter 2011 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(c)	The ratios as of June 30, 2011 are estimated.
(d)	The allowance for loan and lease losses includes impairment reserves attributable to purchased impaired loans. Nonperforming loans do not include purchased impaired loans or loans held for sale and effective in 2011, do not include nonperforming residential loans accounted for under the fair value option.

The PNC Financial Services Group, Inc.	Page 17

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and related conference call, and may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, capital levels, liquidity levels, asset quality and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

•	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

•	Changes in interest rates and valuations in debt, equity and other financial markets.

•	Disruptions in the liquidity and other functioning of U.S. and global financial markets.

•	Actions by Federal Reserve, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

•	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

•	Slowing or failure of the current moderate economic recovery.

•

Continued effects of aftermath of recessionary conditions and uneven spread of positive impacts of recovery on the economy and our counterparties, including adverse impacts on levels of unemployment, loan utilization rates, delinquencies, defaults and counterparty ability to meet credit obligations.

•	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•

Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than we are currently expecting. These statements are based on our current view that the moderate economic recovery is transitioning into a self-sustaining economic expansion in 2011, with faster economic growth in the second half pushing the unemployment rate lower amidst continued low interest rates.

•

Legal and regulatory developments could have an impact on ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

•

Changes resulting from legislative and regulatory reforms, including broad-based restructuring of financial industry regulation and changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects, and changes in accounting policies and principles. We will be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and otherwise growing out of the recent financial crisis, the precise nature, extent and timing of which, and their impact on us, remains uncertain.

•	Changes to regulations governing bank capital, including due to Dodd-Frank and to Basel III initiatives.

•

Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. In addition to matters relating to PNC’s business and activities, such matters may include proceedings, claims, investigations, or inquiries relating to pre-acquisition business and activities of acquired companies, such as National City. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices and in additional expenses and collateral costs, and may cause reputational harm to PNC following the acquisition and integration of acquired businesses into ours.

•	Results of regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

•	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

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The PNC Financial Services Group, Inc.	Page 18

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION (CONTINUED)

•

Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital standards. In particular, our results currently depend on our ability to manage elevated levels of impaired assets.

•

Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in SEC filings.

•	Our planned acquisition of RBC Bank (USA) presents us with risks and uncertainties related both to the acquisition transaction itself and its integration into PNC after closing, including:

•

Closing is dependent on, among other things, receipt of regulatory and other applicable approvals, the timing of which cannot be predicted with precision at this point and which may not be received at all. The impact of closing on PNC’s financial statements will be affected by the timing of the transaction.

•

The transaction (including integration of RBC Bank (USA)’s businesses) may be substantially more expensive to complete than anticipated. Anticipated benefits, including cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

•

Our ability to achieve anticipated results from this transaction is dependent also on the following factors, in part related to the state of economic and financial markets: the extent of credit losses in the acquired loan portfolios and the extent of deposit attrition. Also, litigation and governmental investigations that may be filed or commenced, as a result of this transaction or otherwise, could impact the timing or realization of anticipated benefits to PNC.

•

Integration of RBC Bank (USA)’s business and operations into PNC, which will include conversion of RBC Bank (USA)’s different systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to RBC Bank (USA)’s or PNC’s existing businesses. PNC’s ability to integrate RBC Bank (USA) successfully may be adversely affected by the fact that this transaction will result in PNC entering several markets where PNC does not currently have any meaningful retail presence.

•

In addition to the planned RBC Bank (USA) transaction, we grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits. These other acquisitions often present risks and uncertainties analogous to those presented by the RBC Bank (USA) transaction as well, in some cases, with risks related to entering into new lines of business.

•

Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Industry restructuring in the current environment could also impact our business and financial performance through changes in counterparty creditworthiness and performance and in competitive and regulatory landscape. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

•

Business and operating results can also be affected by widespread disasters, dislocations, terrorist activities or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding some of these factors in our 2010 Form 10-K and 2011 Form 10-Qs, including Risk Factors and Risk Management sections of those reports, and our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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